Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-131619, 333-135356 and 333-147745) of CombinatoRx, Incorporated of our report dated March 26, 2010, with respect to the consolidated financial statements of CombinatoRx, Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 26, 2010